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                                                                   EXHIBIT 10.86

     Attached is the employment offer letter originally given to Don Jaworski by Brocade Communications Systems, Inc. (the "Company") in connection with his initial employment. Subsequent to such time, the Company has agreed with Mr. Jaworski that his base salary will be $375,000, and his target bonus for fiscal year 2005 will be $187,500.
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      COPY                       [BROCADE LOGO]

                                     BROCADE

April 11,2003

Don Jaworskl
609 Arboleda Drive
Los Altos, CA 94024

Dear Don,

On behalf of Brocade Communications Systems, Inc. ("Brocade"), I am pleased to offer you the position of Vice President, Engineering, reporting to myself. Brocade is offering you a semi-monthly salary of $12,500.00 (which would equal $300,000.00 annually), less applicable withholding, in accordance with Brocade's normal payroll procedures. You are eligible to participate in the Brocade Incentive Program ("BIP") at a rate of 50% of your annual salary paid annually, if you and Brocade meet the established annual performance objectives. Brocade retains the right to change or amend the BIP at any time. As an employee, you are also eligible to receive certain employee benefits; the details of these employee benefits are attached.

In addition, if you decide to join us, Brocade is offering you a one-time stock option of 550,000 (five hundred fifty thousand) shares of Common Stock, subject to Committee approval of the Board of Directors. The exercise price of the option will be equal to the fair market value of Brocade's Common Stock on the grant date. Vesting of this option will commence upon your start of employment and is contingent on continued employment. After the first year of employment, 1/4th of the shares will vest; the remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month. You agree to execute all agreements necessary to effectuate this grant. The option grant shall be subject to the terms and conditions of Brocade's Stock Option Plan and Stock Option Agreement. In addition, you will participate in our ongoing stock option program. In 2004, Brocade will award you 25% stock option refresh, subject to Committee approval of the Board of Directors.

In the event that Brocade terminates your employment for any reason other than for Cause (as defined below), you will be eligible for 6 months separation package equal to 6 months base salary, and 6 months COBRA benefit coverage reimbursement, in exchange for a signed Separation Release and Agreement.

For purposes of this letter "Cause" shall mean (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company which is materially injurious to the Company; (ii) any breach of this letter agreement, the Employment, Confidential Information, Invention Assignment and Arbitration Agreement between you and the Company, or any other agreement between you and the Company, if the breach is materially injurious to the Company, (iii) conviction of, or a plea of "guilty" or "no contest" to, a felony under the lays of the United States or any state, (iv) willful misconduct which is materially injurious to the Company or (v) gross negligence in the performance of duties assigned to you.

In the event of a Change in Control (as defined below), if you are subject to a Constructive Termination (as defined below) within one year after the Change in Control, instead of the six month separation package defined above, you shall receive 12 months severance equal to the sum of your base salary, BIP bonus at target (1x) and 12 months of vesting of your remaining unvested initial stock option grants. All tax in respect of such cash severance payment shall be payable by you and the Company shall not be required to gross up such a payment. Please note, this benefit is not available for any voluntary termination of employment by you except for a constructive termination under this paragraph.

For purposes of this letter a "a Change in Control" shall mean the closing of
(i) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger, or (ii) a sale of all or substantially all of the assets of the Company.

                      BROCADE COMMUNICATIONS SYSTEMS, INC.
                    1745 Technology Drive, San Jose, CA 95110
                          T-408.487.8000 F 408.487.8101

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Constructive termination is defined as (i) a material reduction of your duties, authority or responsibilities (ii) any reduction in your title, (iii) a change in your reporting relationship (iv) a reduction in your salary or bonus, as in effect immediately before the Change in Control, or (v) the relocation of your principal place of employment, if the distance between your new office and you office immediately before the relocation is more than 35 miles.

Brocade reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your offer of employment, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

We also ask that, If you have not already done so, you disclose to Brocade any and all agreements relating to your prior employment that may affect your eligibility to be employed by Brocade or limit the manner in which you may be employed. It is Brocade's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Brocade, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Brocade is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Brocade. Similarly, you agree not to bring any third party confidential information to Brocade, including that of your former employer, and that in performing your duties for Brocade you will not in any way utilize any such information.

As a Brocade employee, you will be expected to abide by Brocade rules and standards, as outlined in Brocade Employee Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Brocade, and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our employment relationship, you and Brocade agree that all such disputes shall be fully and finally resolved by binding arbitration. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Brocade's trade secrets or proprietary information.

Your employment with Brocade is "at will" and may be terminated by either the employee or employer at any time, for any reason. Nothing in this offer is to be construed as a contract of employment for any specific length of time. Except for the employee Invention Assignment and Confidentiality Agreement, and any rights in employee benefits generally offered to employees of Brocade, this offer represents the entire agreement related to your employment with Brocade and supersedes all prior or contemporaneous oral or written Communications and representations.

This letter, along with any agreements relating to proprietary rights between you and Brocade, set forth the terms of your employment with Brocade and supersede any prior representations or agreements, whether written or oral. This letter including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement, signed by Brocade Vice President of Human Resources and yourself. This offer, if not accepted, will expire in 3 (three) business days.

As a new Brocade employee, you will be expected to attend New Employee Orientation on your first Monday of full-time employment, from 9:00 am until approximately 12:00. Orientation will be held at 1745 Technology Drive, Concourse 6 Building. For purposes of federal immigration law (Immigration Reform and Control Act of 1986), you are required to provide documentary evidence of your eligibility for employment in the United States. Please bring the appropriate documentation as listed on the enclosed I-9 Form, with you on your first day. Such documentation must be provided to us within 3 (three business days of your date of hire, or our employment relationship with you may be terminated.

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Please signify your acceptance of this offer by signing below faxing a copy of your signed offer letter, employment application, and background release forms to (408) 333-5060 no later than April 15, 2003. Subsequently, please forward your original documents to the attention of Theresa Uchida, as soon as possible.

Sincerely,
BROCADE COMMUNICATIONS SYSTEMS, INC.

/s/ Greg Reyes
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    Greg Reyes
    CEO, Chairman of the Board

I agree and accept employment with Brocade Communications Systems, Inc. on the terms set forth in this agreement.

/s/ Don Jaworski                                               4-11-03
    ----------------------------------                         ----------------
    Don Jaworski                                               Date

I will begin my employment on ______________(insert your start date).